Exhibit 23.4

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-203919) of Spectrum Brands Holdings, Inc. of our report dated March 26, 2014, except as to Note 2, which is as of March 31, 2015, with respect to consolidated financial statements of IDQ Holdings, Inc. and its subsidiary, which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statements of comprehensive (loss) income, stockholders’ equity, and cash flows for the year ended December 31, 2013, the period December 27, 2012 through December 31, 2012, and the period January 1, 2012 through December 26, 2012, and the related notes to the consolidated financial statements, which report appears in the Current Report on Form 8-K of Spectrum Brands Holdings, Inc. filed on May 8, 2015.

/s/ KPMG LLP

New York, New York

May 8, 2015